Exhibit 99.2

Contacts: Investors Jackson Kelly T +01 404.676.7563 Media Amanda Rosseter T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

DONALD F. McHENRY, JACOB WALLENBERG TO RETIRE FROM THE COCA-COLA COMPANY BOARD OF DIRECTORS

Both Will Remain Directors through the Company’s Annual Meeting in April

ATLANTA, Feb. 20, 2014 — The Board of Directors of The Coca-Cola Company today announced former Ambassador Donald F. McHenry and Swedish businessman Jacob Wallenberg will not stand for re-election to the Board at the Company’s Annual Meeting of Shareowners in April.

McHenry, 77, is a longtime director of The Coca-Cola Company, having served on the Board since 1981. Best known for his work in public service, McHenry served as Ambassador and U.S. Permanent Representative to the United Nations from 1979 to 1981 and as a member of President Jimmy Carter’s Cabinet.  Prior to that appointment, he was Ambassador and U.S. Deputy Representative to the U.N. Security Council and held roles of increasing responsibility at the U.S. State Department.

McHenry has also held roles in the field of foreign policy with the Brookings Institution, the Council on Foreign Relations and the Carnegie Endowment for International Peace. During his career, he has represented the United States at a number of international events, served as Presidential Envoy to Nigeria, served as a member of U.N. Secretary-General Kofi Annan’s mission to Algeria and led a consulting mission on Senegal elections.

McHenry is currently Distinguished Professor in the Practice of Diplomacy and International Affairs at Georgetown University, Chair of the Ford Foundation International Fellows Program, and is a member of The Global Leadership Forum, a not-for-profit organization that works to support democratic leadership, prevent and resolve conflict through mediation, and promote good governance in the form of democratic institutions. He is also a Fellow of the American Academy of Arts and Sciences and is an Advisory Board member for the Partnership for a Secure America, a not-for-profit organization dedicated to recreating the bipartisan center in American national security and foreign policy.

“We are deeply indebted to Don for his 30-plus years of tireless dedication to our Company,” said Muhtar Kent, Chairman and CEO, The Coca-Cola Company.  “In addition to his stellar career as a diplomat and respected public servant, he has spent countless hours working for our Board and on behalf of our Company — for which we are honored.  Notably, in 1985, Don signed on as the inaugural chair of our Public Issues and Diversity Review Committee and he led this important work until 2012. He has been a great advisor to me and we have all gained from his clear direction and leadership.”

Jacob Wallenberg, 58, is a highly respected business executive who has served as a Director of The Coca-Cola Company since 2008.  Currently, he is Chairman of the Board of Investor AB, a Swedish industrial holding company, a role he has held since 2005.

Wallenberg also serves as Vice Chairman of Skandinaviska Enskilda Banken AB, a North European financial group, and served as its President and Chief Executive Officer from 1997 to 1998 and as Chairman of the Board from 1998 to 2005.  In addition, Wallenberg serves as Vice Chairman of SAS AB, a Swedish airline company;  Deputy Chairman of Telefonaktiebolaget LM Ericsson, a global telecommunications company; and Director of ABB Ltd., a power and automation technology company.  He also serves as a member of the International Business Council of the World Economic Forum and the European Round Table of Industrialists.

“We thank Jacob for his years of service to our Board,” said Kent.  “We have benefited from his counsel, international background and global perspective, and we are also deeply grateful for the time and commitment he has given our Company.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, one of the world’s most valuable and recognizable brands, our Company’s portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system associates.  For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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